Exhibit 10.7

FIRST AMENDMENT TO

EXECUTIVE EMPLOYMENT AGREEMENT

This First Amendment to Executive Employment Agreement (“Amendment”) is made and entered into as of May     , 2016 (the “Effective Date”) by and among Quintiles Transnational Corp., a North Carolina corporation (the “Company”), Quintiles Transnational Holdings, Inc. (“Parent”) and Thomas Pike (“Executive”).

WHEREAS, Executive is currently employed under an Executive Employment Agreement with the Company dated April 12, 2012 (the “Employment Agreement”) and currently serves as Chief Executive Officer of the Company;

WHEREAS, Parent has entered into an Agreement and Plan of Merger with IMS Health Holdings, Inc. (“IMS”) of even date herewith, pursuant to which IMS will merge into Parent and Executive will become Vice Chairman of Parent.

WHEREAS, the Company and Parent value Executive’s contributions and consider his continued service and dedication essential to their business plan and the Company is willing to enter into this Amendment, and Parent is willing to become a party in light of Executive’s new position, to encourage Executive to remain employed; and

WHEREAS, the Company and Executive desire to amend the Employment Agreement, with Parent added as a party, as set forth herein.

NOW, THEREFORE, in consideration of the mutual promises set forth below and other good and valuable consideration, the receipt and sufficiency of which the parties acknowledge, the Company, Parent and Executive agree that the Employment Agreement shall be amended as follows:

1. NATURE OF EMPLOYMENT/TITLE. Section 2 is amended by deleting the first sentence of that Section and replacing it with the following: “Executive shall serve as Chief Executive Officer of the Company and shall have all such duties, responsibilities and authority as are customary to such role and such additional duties as the Board of Directors (the “Board”) of Parent may reasonably and lawfully assign from time to time, commensurate with his title and remuneration, provided that upon the Effective Time (as defined in the Agreement and Plan of Merger between IMS Health Holdings, Inc. and Parent (the “Merger Agreement”)), Executive shall no longer be Chief Executive Officer of the Company and shall take the new position of Vice Chairman and member of the Board of Parent and upon such transition, shall report to both the Board and the Chief Executive Officer of Parent and shall perform such duties and have such responsibilities and authority as the Board and the Chief Executive Officer may reasonably and lawfully assign from time to time, commensurate with his title and renumerations. Executive’s duties shall include transition of his former chief executive officer role, corporate and business development, strategy and maintenance and transition of customer relationships.”

2. COMPENSATION.

a. Section 3.1 is amended by deleting the first sentence of that Section and replacing it with the following sentence: “Executive’s annual base salary for all services rendered shall be One Million Two Hundred Thousand Dollars ($1,200,000) payable in accordance with the Company’s policies, procedures and practices as they may exist from time to time for executives.”

b. Section 3.2 is amended by deleting the first sentence of that Section and replacing it with the following sentence: “Executive will participate in the annual Performance Incentive Plan (or successor plans) at a target level of one hundred fifty percent (150%) of his then annual base salary, prorated for any partial year of participation, (except that for the year 2016 the target level will be $1,616,667.00), and in such other or successor program(s) as the Company or Parent shall make available from time to time.”

c. Section 3.5 is amended by deleting the fourth and fifth sentences of that Section.

d. Section 3.6.3 is deleted and replaced with the following:

3.6.3 Executive shall be eligible to participate in Company or Parent equity incentive plans made available to executive officers of the Company generally. In lieu of an equity award in 2017 under Parent’s 2013 Stock Incentive Plan, immediately prior to the Effective Time, Executive will be provided an equity award with a target grant date fair value of $7,000,000 in the form of restricted stock units) (the “Equity Award”). If the Equity Award is made in 2016 as described above, the Equity Award will vest in three equal quarterly installments on June 30, September 30, and December 31, 2017, or in full on termination of employment under the circumstances described in Sections 5.2, 5.3 or 5.4. If the Merger contemplated by the Merger Agreement (the “Merger”) has not been consummated by the time the Company makes its regular 2017 equity awards, the Equity Award will be made at that time (with customary vesting and other conditions).

e. A new Section 3.11 that provides as follows is added:

3.11 Merger Awards. (a) If the Merger has been consummated and Executive is employed by the Company on any of the dates set forth below, or as otherwise specifically provided below, then Executive shall receive a cash award in the amount shown by each date:

Date	Merger Award
12/31/16	$600,000
3/31/17	$600,000
6/30/17	$600,000
9/30/17	$600,000
12/31/17	$600,000

(each a “Merger Award”). Each Merger Award shall be paid in a lump sum on the applicable date (or the closest business date thereto).

(b) Retention Award. In order to induce Executive to remain employed at least through March 31, 2017, as requested by the Board, and if the Merger has been consummated and Executive is so employed by the Company on March 31, 2017, or as otherwise specifically provided below, then Executive shall receive a cash retention award in the amount of $1,875,000.00 (the “Retention Award”), paid in a lump sum on that date. The Merger Awards and the Retention Award will collectively be referred to as the “Cash Awards”.

f. A new Section 3.12 that provides as follows is added:

3.12 Additional Payment. If the Merger has been consummated and Executive is employed by the Company or its successor on March 31, 2017, then Executive shall receive an additional retention cash payment equal to $4,609,000.00, (the “Additional Payment).” The Additional Payment shall be paid in a lump sum on March 31, 2017.

3. GOOD REASON. Section 4.5 is amended and restated as follows: Executive may terminate Executive’s employment for “Good Reason” if, without the consent of Executive (or as provided in clause (iii) below), any of the following events occur: (i) a change to Executive’s reporting relationship such that he is no longer reporting directly to the Board or to a Committee of the Board as the Chief Executive Officer, or, following the consummation of the Merger, a change to Executive’s reporting relationship such that he no longer reports directly to Ari Bousbib, (ii) Executive is no longer a member of the Board, (iii) Executive and Ari Bousbib agree that there is no longer a senior executive role for Executive and provide a joint written notice to the Board of said determination; (iv) Executive’s annual base salary or target bonus opportunity (including any prior increases to such salary or bonus opportunity) is materially reduced, other than due to an across-the-board reduction of not more than twenty (20) percent attributable to economic conditions and applicable to all executive employees of the Company and Parent; (v) a material diminution in Executive’s status, duties or responsibilities, making his position inconsistent with his duties as Chief Executive Officer or, following the consummation of the Merger, Vice Chairman; (vi) a relocation of Executive’s principal worksite by more than fifty (50) miles; or (vii) the Company’s, or Parent’s, material breach of this Agreement, including the provisions of Sections 11, 12 or 17 of this Agreement. Executive agrees to provide the Company with written notice of the event constituting Good Reason within ninety (90) days of becoming aware of the actions or inactions of the Company or Parent giving rise to such Good Reason. Such termination for Good Reason shall become effective thirty (30) days following Executive’s written notice, provided the Company, or Parent, as applicable, has not cured the actions or inactions giving rise to Executive’s notice of termination for Good Reason. Executive specifically acknowledges and agrees that the transition of his role as a result of the Merger and, in particular, his becoming Vice Chairman of the Board upon the Effective Time, shall not constitute Good Reason hereunder and Executive specifically waives hereby any right he might have under this Agreement, the Parent’s Change in Control Severance Plan dated November 5, 2015 (the “CIC Severance Plan”), or any other Company benefit plan to claim that such transition and title change and any possible commensurate change in reporting obligations, seniority, status, duties, or responsibilities resulting from the closing of the Merger constitute Good Reason under clauses (i) or (v) above, or otherwise.

4. COMPENSATION AND BENEFITS UPON TERMINATION. Section 5 is amended and restated as follows:

5. COMPENSATION AND BENEFITS UPON TERMINATION. The provisions of this Section 5 shall supersede in their entirety any severance payment provisions in any severance plan, policy, program or arrangement maintained by the Company except for the CIC Severance Plan (in the event of any conflict between the provisions of this Agreement and the CIC Severance Plan, this Agreement shall control). Executive is not entitled to receive any compensation or benefits upon his termination except as: (i) set forth in this Agreement; (ii) otherwise required by law; or (iii) otherwise required by any employee benefit plan in which he participates, including the CIC Severance Plan (except that Executive will not be entitled to benefits under Section 4.01 thereof with respect to the Merger), provided there shall be no duplication of severance or benefits.

5.1 Terminations for Cause or without Good Reason. Except as provided below, in the event that Executive terminates his employment with the Company under Section 4.1 without Good Reason prior to December 31, 2017 (or at any time after termination of the Merger Agreement) or his employment with the Company is terminated by the Company for Cause under Section 4.4, as soon as reasonably practicable after such termination, the Company shall pay Executive a lump sum equal to any unpaid base salary as described in Section 3.1 that has accrued as of the date of termination, any unreimbursed expenses due to Executive, and any earned but unpaid annual incentive pursuant to the program described in Section 3.2 (provided, in the case of a termination for Cause, but not by Executive without Good Reason if after the Effective Time, that Executive is employed on March 1 of the year following the year to which such incentive relates). Executive shall also be entitled to benefits under the Company’s retirement or welfare benefit plans and programs to the extent provided therein. Termination of employment under this Section will not alter Executive’s right to the equity under Section 3.6.3 or payments under Sections 3.11 and 3.12 if termination is after the applicable dates contained in those sections.

5.2 Termination for Death or Disability. In the event of Executive’s termination due to death or disability under Section 4.2 or 4.3, Executive shall be entitled to the payments and benefits described in Section 5.1. Earned but unpaid annual incentive shall be paid for the calendar year preceding the year of termination without regard to whether Executive was employed on the following March 1, and, if Executive’s termination occurs after the first quarter of the year, prorated annual incentive for the calendar year of termination shall be determined based upon actual performance and paid at the time such bonus would otherwise be paid to an executive continuing in active employment. In addition, Executive shall be entitled to receive, if the Merger has been consummated:

(i) the Additional Payment (if not previously paid), paid in a lump sum on the date of termination;

(ii) if such termination for death or disability is prior to December 31, 2017, a pro-rata portion of the total unpaid amount of the Cash Awards, paid in a lump sum on the date of termination based on the number of days from the date of the Merger Agreement to the date of termination divided by the number of days from the date of the Merger Agreement to December 31, 2017.

5.3 Voluntary Termination at December 31, 2017 or Thereafter. If the Merger has been consummated and Executive voluntarily terminates his employment under Section 4.1 on or at any time following December 31, 2017, then, in addition to the payments and benefits described in Sections 5.1, 3.11, and 3.12, earned but unpaid annual incentive shall be paid for the calendar year preceding the year of termination without regard to whether Executive was employed on the following March 1, and, if Executive’s termination occurs after the first quarter of the year, prorated annual incentive for the calendar year of termination shall be determined based upon actual performance and paid at the time such bonus would otherwise be paid to an executive continuing in active employment.

5.4 Termination by Company without Cause or by Executive for Good Reason. If the Company terminates Executive’s employment pursuant to Section 4.1 without Cause, or if Executive terminates his employment with the Company for Good Reason under Section 4.5, then, in addition to the payments and benefits described in Section 5.1, the Company shall, contingent upon Executive complying with the terms thereof and with the provisions of Sections 6, 7, 8 and 9 hereof:

(i) pay the total of the Cash Awards (if not previously paid and without regard to the requirement that Executive be employed by the Company or its successor on the applicable dates) in a lump sum payment within forty-five (45) days following Executive’s separation from service;

(ii) pay the Additional Payment (if not previously paid, and without regard to the requirements that the Merger have been consummated or that Executive be employed by the Company on March 31, 2017);

(iii) pay annual incentive as, and at the time described in Section 5.2, with respect to terminations due to death or disability; and

(iv) provide continued vesting of the Options over the twenty-four (24) month period commencing on the date of Executive’s termination of employment (or such earlier date as the Company’s obligations hereunder cease due to Executive’s failure to comply with the terms of the Release or with the provisions of Sections 6, 7, 8 and 9 hereof); provided, however, that any Options that were vested on the Executive’s date of termination shall be exercisable in accordance with the terms of the applicable Option Agreement and the period for exercise shall not be extended hereby, and Options that vest under this clause (v) shall be exercisable in accordance with the terms of the applicable Option Agreement as though the Executive terminates employment on the last day of such extended vesting period.

5.4.1 Except as provided in Section 5.4.2, if termination triggering the amount in clause (ii) of the preceding paragraph occurs prior to the Effective Time, such amount shall be paid in equal monthly installments over a twenty-four (24) month period and paid on the same payroll schedule applicable to Executive immediately prior to his termination of employment commencing on the first such payroll date on or following the tenth (10th) day after the date on which the Release required by Section 5.6 becomes effective and non-revocable. If the period for review of the Release ends in a later calendar year, such first payment shall be made in the later calendar year regardless of when the Release is executed. Any amounts that are withheld from payment pending the Release becoming effective shall be paid with the first installment payment following the Release effective date and shall not extend the payment period.

5.4.2 Notwithstanding the foregoing, if termination triggering the amounts in clause (ii) of Section 5.4 occurs at or following the Effective Time, the amount in clause (ii) shall be paid in a lump sum on the first date as of which severance would otherwise be paid as described in Section 5.4.1.

5.4.3 Executive shall bear full responsibility for applying COBRA continuation coverage and for obtaining coverage under any other insurance policy following termination of employment, and nothing herein shall constitute a guarantee of COBRA continuation coverage or benefits or a guarantee of eligibility for health, dental, long term disability or term life insurance coverage.

5.4.4 At any time the Company is a corporation described in Section 280G(b)(5)(A)(ii)(I) of the Code, it the Company’s independent public accountants (the “Accountants”) determine that any amount under this Agreement or otherwise payable to Executive constitutes a “parachute payment” within the meaning of Section 280G of the Code (any such amount, a “Parachute Payment”), will be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), if Executive requests shareholder approval of such Parachute Payments and waives his right to receive all or a portion of the Parachute Payments unless such Parachute Payments are approved by the shareholders pursuant to Treas. Reg. Section 1.280G-1, Q&A-7 (or successor provision), the Company shall in good faith use its best efforts to seek approval of payment of such waived Parachute Payments in accordance with the shareholder approval requirements described in Treas. Reg. Section 1.280G-1, Q&A-7 (or successor provision).

5.4.5 In the event amounts payable hereunder are contingent on a Change in Control for purposes of Section 280G of the Code, and it is determined by a public accounting firm or legal counsel authorized to practice before the Internal Revenue Service selected by the Company that any payment or benefit made or provided to Executive in connection with this Agreement or otherwise (collectively, a “Payment”) would be subject to the excise tax imposed by Section 4999 of the Code (the “Parachute Tax”), the Payments under this Agreement shall be payable in full or, if applicable, in such lesser amount which would result in no portion of such Payments being subject to the Parachute Tax, whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the Parachute Tax, results in Executive’s receipt, on an after-tax basis, of the greatest amount of Payments under this Agreement. If Payments are reduced pursuant to this paragraph, the Cash Awards and the Additional Payment under Sections 5.4 (i) or (ii) shall first be reduced, and the other benefits under this Agreement shall thereafter be reduced, to the extent necessary so that no portion of the Payments is subject to the Parachute Tax.

5.5 Equity Awards. In the event of termination of Executive’s employment pursuant to any of Sections 5.2 through 5.4, if the Merger has been consummated, all of Executive’s awards under the Company’s 2013 Stock Incentive Plan, including the equity granted under Section 3.6.3 above, shall be given the treatment afforded such awards under Section 5.01 of the CIC Severance Plan, as though such termination were a Qualifying Termination under that Plan.

5.6 Release of Claims. Notwithstanding any provision of this Agreement to the contrary, the Company’s obligation to provide the payments under Section 5.4 (other than payments described in Section 5.1) is conditioned upon Executive’s execution of an enforceable release of all claims against the Company and its Affiliates, and employees, directors and officers thereof, substantially in the form attached hereto, with only such changes as counsel to the Company advises are required to comply with applicable law, (the “Release”) and his compliance with such agreement and with Sections 6, 7, 8 and 9 of this Agreement. If Executive chooses not to execute the Release within the time provided, or fails to comply with the Release or these Sections, then the Company’s obligation to compensate him ceases on the employment termination date except as to amounts described in Section 5.1. The Release of claims shall be provided to Executive within seven (7) days of his termination of employment and Executive must execute it within the time period specified in the Release (which shall not be less than twenty-one (21) days nor longer then forty-five (45) days from the date of receipt). Such Release shall not be effective until any applicable revocation period has expired.

5. RESTRICTIVE COVENANTS. Section 6.3 is amended by deleting in the first sentence of that Section the phrase, “During his employment and for twenty-four (24) months following his effective termination date” and replacing it with the phrase, “During his employment and for thirty-six (36) months following his effective termination date.”

6. COMPETITIVE BUSINESS ACTIVITIES. Section 6.3(a)(i) is amended by inserting after the final “;” the phrase “for all purposes of this Section 6.3 and Section 6.4, the “business” of the Company shall be the business conducted by the Company immediately prior to the Effective Time.”

7. REMEDIES. Section 6.4 is amended by inserting in cause (ii) at the end before the “;” the following, “and Executive will also return all amounts paid under Sections 3.11(a) and 3.12, and the value of all equity granted to Executive in 2016 which vested by reason of the consummation of the Merger.”

8. SECURITIES TRADING. A new Section 22 is added to read as follows:

22 SECURITIES TRADING. Executive agrees that from the date of the Merger Agreement until December 31, 2017, without the written consent of the Company, he will not transfer, sell, assign or otherwise dispose of shares of Parent common stock representing more than 30% of the shares (including for this purpose shares underlying stock options and performance units) owned by Executive as of the date of the Merger Agreement, whether received from the Company or purchased directly. Executive may sell shares to be so disposed pursuant to Rule 144 of the Securities Act of 1933, or elect to establish a trading plan in accordance with Rule 10b5-1 of the Securities Exchange Act of 1934; provided, however, that such trading plan must comply with all of the requirements for the safe harbor under Rule 10b5-1 and must be approved in accordance with the Parent’s Insider Trading Policy.

9. REIMBURSEMENT. The Company will promptly pay, or reimburse Executive for, the reasonable legal fees and expenses he incurred in the negotiation of this Amendment, not to exceed thirty-five thousand dollars ($35,000.00), upon submission of appropriate invoices.

10. COUNTERPARTS.

This Amendment may be executed in counterparts, each of which shall be an original, with the same effect as if the signatures affixed thereto were on the same instrument.

11. EFFECT OF AMENDMENT.

Except as specifically amended herein, the Employment Agreement remains in full force and effect.

[Signature Page Follows.]

IN WITNESS WHEREOF, this Amendment has been executed as of the day and year first written above.

QUINTILES TRANSNATIONAL CORP.

By:
Name:
Title:

EXECUTIVE

Thomas Pike

[Signature Page to Amendment to Employment Agreement]

QUINTILES TRANSNATIONAL HOLDINGS, INC.

By:
Name:
Title:

[Signature Page to Amendment to Employment Agreement]